Exhibit 99.1

SCM Microsystems Reports Third Quarter 2006 Results

Completion of consolidation and restructuring expected to help Company achieve or approach break even in the fourth quarter

          FREMONT, Calif., Nov. 14 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the third quarter ended September 30, 2006.

          SCM’s reported financial results for the three and nine months ended September 30, 2006 and September 30, 2005 reflect continuing operations of the Company’s PC Security and Flash Media Interface businesses only. The Company completed the sale of its Digital TV solutions business on May 22, 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

          Third Quarter Results

          Revenues from continuing operations in the third quarter of 2006 were $7.4 million, within previous management guidance of $7 million to $8 million and down 8% from revenues of $8.1 million in the third quarter of 2005. By product segment, third quarter 2006 revenues included $5.1 million from sales of smart card readers and other products for secure network and physical access, compared with sales of $3.9 million in the third quarter of 2005; and $2.3 million from sales of OEM digital media reader technology, compared with sales of $4.2 million in the same period of 2005. Growth in sales of smart card readers was driven primarily by demand for SCM’s Class I readers, used for personal ID and network security by various governments both in the U.S. and internationally, as well as by corporate enterprises. Lower digital media reader sales reflect the comparison with an unusually high volume of products sold in the prior year period.

          Gross profit in the third quarter of 2006 was 29%, below previous management guidance of gross profit in the mid 30% range. Lower than anticipated gross profit resulted primarily from pricing pressure in some of the Company’s product lines, the impact of lower margin digital media reader products sold during the quarter and additional inventory reserves of $0.4 million related to the transition to lead-free products and the transfer of in-house manufacturing to contract manufacturers.

          Operating expenses in the third quarter of 2006, as reported in accordance with GAAP, were $6.2 million, including amortization of intangibles of $0.2 million and restructuring and other charges of $0.4 million. Sales and marketing expense in the third quarter of 2006 also included severance charges of $0.3 million, and general and administrative expense included $0.1 million in charges for severance, contract termination and office consolidation related to SCM’s consolidation and restructuring of its global business operations. Operating expenses in the third quarter of 2005 were $5.3 million, including amortization of intangibles of $0.2 million and restructuring and other charges of $22,000. Operating loss for the third quarter of 2006, as reported in accordance with GAAP, was $(4.0) million, compared with operating loss of $(2.2) million in the third quarter of 2005.

          Loss from continuing operations for the third quarter of 2006, as reported in accordance with GAAP, was $(3.7) million, or $(0.24) per share, compared with loss from continuing operations of $(2.0) million, or $(0.12) per share in the third quarter of 2005.

          Cash and cash equivalents as of September 30, 2006 were approximately $36.3 million, compared with $36.4 million as of June 30, 2006.

          Robert Schneider, chief executive officer of SCM Microsystems commented, “During the third quarter, we completed both the move of our corporate finance and compliance functions from the U.S. to Germany and the transition of our manufacturing and supply chain operations to contract manufacturers. We expect that these actions will result in a reduction in our operating expenses in the fourth quarter and going forward.

          ”We expect that our involvement in large security projects, such as the electronic healthcard in Germany, the U.S. government’s various Personal Identity Verification (PIV) card and global e-passport programs, will provide on-going opportunity for SCM,” continued Schneider. “Year to date, sales of our smart card readers are up 31%, driving an 18% increase in sales overall. In recent weeks, we have put in place components cost reduction programs to help strengthen margins. We have also demonstrated effective working capital management in the third quarter, resulting in a stable cash position for the period despite recording a net loss. Given all of these factors, we believe that we now have in place a business model that can help us to achieve our goal of becoming profitable, as we take advantage of the expected array of smart card-based security programs in the financial, enterprise and government markets.”

          For the fourth quarter of 2006, management currently estimates that revenues from continuing operations will be in the range of $8.5 million to $9.5 million, based primarily on expected sales orders and customer projects. Gross profit is expected to increase to the high 30% range based primarily on the anticipated mix of product sales in the quarter and expected reductions in component costs. Reduced components costs are expected to help offset continuing pricing pressure in the Company’s markets. With the completion of the Company’s restructuring initiatives, SCM expects to have lower headcount related expenses and, therefore, total operating expenses are expected to decrease to below $4.0 million. If the Company is able to achieve revenues at the high end of the estimated range and if gross profit and operating expense are within their estimated ranges, SCM expects to achieve or approach break even in the fourth quarter of 2006.

          SCM does not plan to hold a conference call or webcast to discuss the results of its 2006 third quarter.  For more information on SCM’s third quarter results, please see the Company’s Quarterly Report on Form 10-Q for quarter ended September 30, 2006, filed with the U.S. Securities and Exchange Commission.

          About SCM Microsystems

          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations for revenues, gross profit, operating expenses and operating performance in the fourth quarter of 2006; our expectations that we will be able to reduce operating expenses to below $4.0 million in the fourth quarter and to achieve or approach break even; our expectation for ongoing revenues from sales of our smart card readers for financial, government and enterprise security projects; our expectation that we will be able to reduce the cost of our components, that these reductions will help offset continued pricing pressure in our markets, and that we will be able to improve gross margins; our expectation for lower headcount related costs in the fourth quarter and going forward; and our expectation that the combination of expected lower expenses, higher gross margin and continued smart card reader sales will allow the Company to become and remain profitable in the future. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow market share and revenues based on a strategy of participating in specific early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; our ability to identify and complete strategic market opportunities; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and we may not be able to improve our operational performance through the consolidation of our corporate headquarters into one location. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission.

          All trade names are trademarks or registered trademarks of their respective holders.

          NOTE: The unaudited financial results contained within this release for the three and nine months ended September 30, 2006 reflect continuing operations only, as SCM sold its retail Dazzle(TM)-branded digital media and video business in July 2003 and sold its Digital TV solutions business in May 2006. SCM’s continuing business is focused on providing solutions for the smart card reader and digital flash media reader markets. Financial results for the retail digital media and video business and the Digital TV solutions business are being accounted for as discontinued operations.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Revenues	$7,396	$8,051	$24,185	$20,534
Cost of revenues	5,271	4,948	16,251	12,501
Gross profit	2,125	3,103	7,934	8,033
Operating expenses:
Research and development	1,085	1,048	3,115	2,947
Sales and marketing	2,292	1,609	6,053	5,282
General and administrative	2,208	2,492	6,340	6,958
Amortization of intangible assets	170	163	495	513
Restructuring and other charges (credits)	400	22	1,066	174
Total operating expenses	6,155	5,334	17,069	15,874
Loss from operations	(4,030)	(2,231)	(9,135)	(7,841)
Interest and other, net	367	416	809	2,029
Loss from continuing operations before income taxes	(3,663)	(1,815)	(8,326)	(5,812)
Benefit (provision) for income taxes	(17)	(135)	(46)	(128)
Loss from continuing operations	(3,680)	(1,950)	(8,372)	(5,940)
Income (loss) from discontinued operations	(213)	(8)	2,793	(2,604)
Gain (loss) on sale of discontinued operations	24	(89)	5,287	(74)
Net income (loss)	$(3,869)	$(2,047)	$(292)	$(8,618)
Loss per share from continuing operations:
Basic and diluted	$(0.24)	$(0.12)	$(0.54)	$(0.39)
Gain (loss) per share from discontinued operations:
Basic	$(0.01)	$(0.01)	$0.52	$(0.17)
Diluted	$(0.01)	$(0.01)	$0.52	$(0.17)
Net income (loss) per share:
Basic	$(0.25)	$(0.13)	$(0.02)	$(0.56)
Diluted	$(0.25)	$(0.13)	$(0.02)	$(0.56)
Shares used in computing loss per share:
Basic	15,648	15,542	15,623	15,517
Diluted	15,648	15,542	15,646	15,517

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$36,277	$32,440
Restricted short-term investments	2,000	—
Accounts receivable, net	4,344	6,904
Inventories	2,226	6,005
Other current assets	2,808	2,038
Total current assets	47,655	47,387
Property, equipment and other assets, net	3,348	4,468
Intangibles, net	432	879
Total assets	$51,435	$52,734
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,959	$5,700
Accrued expenses and other current liabilities	13,047	14,316
Deferred tax liability	100	101
Total liabilities	18,106	20,117
Stockholders’ equity	33,329	32,617
Total liabilities and stockholders’ equity	$51,435	$52,734

SOURCE  SCM Microsystems, Inc.
           -0-                                                      11/14/2006
           /CONTACT:  Stephan Rohaly, Chief Financial Officer, +49 89 9595 5101, or srohaly@scmmicro.de, or Darby Dye, Investor Relations-US, +1-510-249-4883, or ddye@scmmicro.com, or Manfred Mueller, Investor Relations-Europe, +49 89 9595 5140, or mmueller@scmmicro.de, all of SCM Microsystems, Inc./
           /Web site:  http://www.scmmicro.com /
           (SCMM)